Exhibit 99.1
FOR IMMEDIATE RELEASE

BOGOTA FINANCIAL CORP. ADOPTS AND RECEIVES
REGULATORY APPROVAL OF THIRD REPURCHASE PROGRAM

TEANECK, NEW JERSEY, October 3, 2022 - Bogota Financial Corp. (the “Company”) (Nasdaq: BSBK), the holding company for Bogota Savings Bank (the “Bank”), announced that it has received regulatory approval for the repurchase of up to 556,631 shares of its common stock, which is approximately 10% of its outstanding common stock (excluding shares held by Bogota Financial, MHC), as previously approved by the board of directors of the Company.  This is the Company’s third stock repurchase program.

Repurchases are expected to commence after the Company publicly releases its results of operations for the period ended September 30, 2022. Shares may be repurchased in open market or private transactions or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

The repurchase program has no expiration date and may be suspended, terminated or modified at any time for any reason. The stock repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company. The timing and amount of any repurchases will depend on a number of factors, including the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be made in accordance with Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.
Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, ongoing effects resulting from the COVID-19 pandemic and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.
The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Contact Information

For Bogota Financial Corp.:

Joseph Coccaro
President and Chief Executive Officer
(201) 862-0660